Exhibit T3B-49

FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF KINCAID GENERATION, L.L.C.

This First Amendment to the Second Amended and Restated Limited Liability Company Operating Agreement (this "Amendment") of Kincaid Generation, L.L.C., a Virginia limited liability company (the "Company"), is entered into effective as of June 29, 2016 (the "Effective Date"), by and between Dynegy Resources Generating Holdco, LLC, a Delaware limited liability company ("Dynegy Generating"), and Kincaid Holdings, LLC, a Virginia limited liability company ("Kincaid Holdings" and, together with Dynegy Generating, the "Members").

WHEREAS, Kincaid Holdings and Tomcat Power, LLC, a Delaware limited liability company ("Tomcat"), entered into that certain Second Amended and Restated Limited Liability Company Operating Agreement of the Company dated April 1, 2015 (the "LLC Agreement");

WHEREAS, immediately prior to the Distribution (as defined below), Tomcat owned 1% of the issued and outstanding membership interests of the Company (the "Tomcat Interest") and Kincaid Holdings owned 99% of the issued and outstanding membership interests of the Company;

WHEREAS, pursuant to the Distribution, as defined in that certain Distribution Agreement, dated as of the date hereof, by and between Tomcat and Dynegy Generating, Tomcat distributed the Tomcat Interest to Dynegy Generating; and

WHEREAS, following the Distribution, the Members own all of the issued and outstanding membership interests of the Company, and desire to amend the LLC Agreement in accordance with the terms of this amendment to reflect the current ownership of the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

1. Amendment. The LLC Agreement shall be amended effective as of the Effective Date in the manner provided in this Section 1.

(a) Each reference to "Tomcat Power, LLC" in the LLC Agreement is hereby deleted in its entirety and replaced with "Dynegy Resources Generating Holdco, LLC".

(b) Each reference to "Tomcat" is hereby deleted in its entirety and replaced with "Dynegy Generating". For the avoidance of doubt, in accordance with Sections 9.01 and 9.02 of the LLC Agreement, all of the rights and powers of the manager of the Company shall be vested in Dynegy Generating.

(c) Schedule B is hereby replaced with the Schedule B attached hereto.

2. Miscellaneous.

(a) Ratification and Confirmation. Except as expressly amended by this Amendment, all other terms and provisions of the LLC Agreement shall remain in full force and effect.

(b) Governing Law. This Amendment shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

(c) Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not have any significance in the interpretation of this Amendment.

(d) Entire Agreement. This Amendment and the documents referred to herein set forth the entire understanding and agreement of the parties hereto regarding the subject matter hereof and supersede and replace all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

[*Signature Page Follows*]

This Amendment was adopted effective as of the Effective Date first written above.

DYNEGY RESOURCES GENERATING HOLDCO, LLC

By: ______________________

Name: Heidi D. Lewis

Title: Vice President, Group General Counsel and Assistant Secretary

KINCAID HOLDINGS, LLC

By: ______________________

Name: Heidi D. Lewis

Title: Vice President, Group General Counsel and Assistant Secretary

SCHEDULE B

Member

Name	Mailing Address
Dynegy Resources Generating Holdco, LLC	601 Travis Street, Suite 1400 Houston, Texas 77002
Kincaid Holdings, LLC	601 Travis Street, Suite 1400 Houston, Texas 77002